                                                                    Exhibit 99.3

                            DEGOLYER AND MACNAUGHTON
                        4925 Greenville Avenue, Suite 400
                                One Energy Square
                               Dallas, Texas 75206

                                APPRAISAL REPORT
                                      AS OF
                                DECEMBER 31, 2004
                                       ON
                               CERTAIN PROPERTIES
                                    OWNED BY
                             CARRIZO OIL & GAS, INC.

                            DEGOLYER AND MACNAUGHTON
                        4925 Greenville Avenue, Suite 400
                                One Energy Square
                               Dallas, Texas 75206

                                APPRAISAL REPORT
                                      AS OF
                                DECEMBER 31, 2004
                                       ON
                               CERTAIN PROPERTIES
                                    OWNED BY
                             CARRIZO OIL & GAS, INC.

FOREWORD

Scope of Investigation

               This report presents an appraisal, as of December 31, 2004, of the extent and value of the proved condensate and natural gas reserves of certain properties owned by Carrizo Oil & Gas, Inc. (Carrizo). The reserves estimated in this report are located in the Barnett Shale play in North Texas. The properties appraised are listed in detail in the appendix bound with this report.

               Reserves estimated in this report are expressed as gross and net reserves. Gross reserves are defined as the total estimated petroleum to be produced from these properties after December 31, 2004. Net reserves are defined as that portion of the gross reserves attributable to the interests owned by Carrizo after deducting royalties and interests owned by others.

               This report also presents values for proved reserves using initial prices and costs provided by Carrizo. In general, a NYMEX index gas price of $6.01 per million British thermal units (MMBtu) was held constant for the life of the properties. Operating expenses and capital costs were not escalated for inflation. A detailed explanation of the future price and cost assumptions is included in the Valuation of Reserves section of this report.
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DeGolyer and MacNaughton

               Values of proved reserves in this report are expressed in terms of estimated future gross revenue, future net revenue, and present worth. Future gross revenue is that revenue which will accrue to the appraised interests from the production and sale of the estimated net reserves. Future net revenue is calculated by deducting estimated production taxes, ad valorem taxes, operating expenses, and capital costs from the future gross revenue. Operating expenses include field operating expenses, compression charges, transportation charges and the estimated expenses of direct supervision, but do not include that portion of general administrative expenses sometimes allocated to production. Future income tax expenses were not taken into account in the preparation of these estimates. Present worth is defined as future net revenue discounted at a specified arbitrary discount rate compounded monthly over the expected period of realization. In this report, present worth values using a discount rate of 10 percent are reported in detail and values using discount rates of 5, 9, 12, 15, 20, 25, and 30 percent are reported as totals in the appendix bound with this report.

               Estimates of condensate and gas reserves and future net revenue should be regarded only as estimates that may change as further production history and additional information become available. Not only are such reserves and revenue estimates based on that information which is currently available, but such estimates are also subject to the uncertainties inherent in the application of judgmental factors in interpreting such information.

Authority

               This report was prepared at the request of Mr. Andy Agosto, Vice President Business
               Development, Carrizo.

Source of Information

               Data used in the preparation of this report were obtained from Carrizo, and from public sources. Additionally, this information includes data supplied by Petroleum Information/Dwights LLC; Copyright 2004 Petroleum Information/Dwights LLC. In the preparation of this report we have relied, without independent verification, upon information furnished by Carrizo with respect to its property interests, production from such properties, current costs of operation and development, current prices for production, agreements relating to current and future operations and sale of production, and various other information and data
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                                                                               3


DeGolyer and MacNaughton

that were accepted as represented. A field examination of the properties was not considered necessary for the purposes of this report.
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DeGolyer and MacNaughton

CLASSIFICATION OF RESERVES

               Petroleum reserves included in this report are classified as proved and are judged to be economically producible in future years from known reservoirs under existing economic and operating conditions and assuming continuation of current regulatory practices using conventional production methods and equipment. In the analyses of production-decline curves, reserves were estimated only to the limit of economic rates of production under existing economic and operating conditions using prices and costs as of the date the estimate is made, including consideration of changes in existing prices provided only by contractual arrangements but not including escalations based upon future conditions. Proved reserves classifications used in this report are in accordance with the reserves definitions of Rules 4-10(a) (1)-(13) of Regulation S-X of the Securities and Exchange Commission (SEC) of the United States. The petroleum reserves are classified as follows:

     Proved oil and gas reserves - Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

          (i) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

          (ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when
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                                                                               5


DeGolyer and MacNaughton

          successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

          (iii) Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite, and other such sources.

     Proved developed oil and gas reserves - Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

     Proved undeveloped reserves - Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques
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                                                                               6


DeGolyer and MacNaughton

     have been proved effective by actual tests in the area and in the same reservoir.
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DeGolyer and MacNaughton

ESTIMATION OF RESERVES

               Estimates of reserves were prepared by the use of geological and engineering methods generally accepted by the petroleum industry. The method or combination of methods used in the analysis of each reservoir was tempered by experience with similar reservoirs, stage of development, quality and completeness of basic data, and production history.

               All of the properties evaluated in this report produce from the Barnett Shale. The Barnett Shale has low porosity and permeability. Gas production from this depletion-drive reservoir is a function of both the natural fractures and the hydraulically induced fractures. The production-decline curves for the Barnett Shale wells in Denton, Tarrant, Parker, and Wise Counties, Texas, were analyzed to determine the shape and final decline of a typical well producing from this reservoir in the various areas.

               Proved developed producing reserves were estimated by extrapolation of historical production trends using a hyperbolic curve with a 6-percent exponential tail that was terminated at an economic limit based on current economic conditions.

               Proved developed producing reserves were also estimated for the refracturing of certain Barnett Shale wells based on analogy with other wells that have been refractured and have established decline rates.

               Proved undeveloped reserves were estimated for undrilled locations by analogy using producing offset wells. Future rates of production from these wells were estimated using the type curve previously discussed.

               Gas volumes estimated herein are expressed as wet gas and sales gas. Wet gas is defined as the total gas to be produced before reductions for volume loss due to fuel and flare consumption and reduction for plant processing. Sales gas is defined as the total gas to be produced after deduction for fuel usage and shrinkage resulting from field separation and plant processing. Gross gas volumes are reported as wet gas. Net gas volumes are reported as sales gas. All gas volumes are expressed at a temperature base of 60 degrees Fahrenheit (degrees F) and at the standard pressure base of 14.65 pounds per
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                                                                               8


DeGolyer and MacNaughton

square inch absolute (psia). Condensate reserves estimated herein are those to be recovered by conventional lease separation.

               The reserves estimates presented in this report were based on monthly production data through December 2004. Where applicable, cumulative production, as of December 31, 2004, was deducted from estimated gross ultimate recovery to estimate gross reserves, as of December 31, 2004. Data available on wells drilled through December 31, 2004, were used in this report.

               The table below presents estimates of the proved reserves, as of December 31, 2004, of the properties appraised, expressed in thousands of barrels (Mbbl) or millions of cubic feet (MMcf):

                               GROSS RESERVES
                            --------------------
                            CONDENSATE   WET GAS
                              (MBBL)      (MMCF)
                            ----------   -------
Proved
   Developed Producing           20       27,211
   Developed Nonproducing        25       11,183
   Undeveloped                   12       64,029
                                ---      -------
TOTAL PROVED                     57      102,423

                                NET RESERVES
                            --------------------
                            CONDENSATE   SALES GAS
                               (MBBL)      (MMCF)
                            ----------   ---------
Proved
   Developed Producing            5         6,305
   Developed Nonproducing        13         3,342
   Undeveloped                    2        21,933
                                ---        ------
TOTAL PROVED                     20        31,580

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DeGolyer and MacNaughton

VALUATION OF RESERVES

               This report has been prepared using initial prices and costs specified by Carrizo. Future prices were estimated using guidelines established by the United States Securities and Exchange Commission (SEC) and the Financial Accounting Standards Board (FASB).

               Revenue values in this report were estimated using prices, differentials and costs provided by Carrizo. The following assumptions were used for estimating future prices and costs:

     Condensate Prices

          A condensate price of $43.45 per barrel was held constant for the lives of the properties.

     Natural Gas Prices

          A NYMEX natural gas index price of $6.01 per MMBtu was used for all properties and held constant for the lives of the properties. This price was adjusted in accordance with the marketing agreements for each lease to arrive at a wellhead price. The weighted average price over the lives of the properties was $5.38 per thousand cubic feet.

     Operating Expenses and Capital Costs

          Current operating expenses and capital costs were provided by Carrizo and were used in estimating future expenditures required to operate the properties. In certain cases, future expenditures, either higher or lower than current expenditures, may have been used because of anticipated changes in operating conditions. Operating expenses and capital costs were not escalated for inflation.

               The estimated future revenue to be derived from the production and sale of the proved reserves, as of December 31, 2004, of the properties appraised are as follows:
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DeGolyer and MacNaughton

                                                           PROVED
                                      ------------------------------------------------
                                      DEVELOPED     DEVELOPED                   TOTAL
                                      PRODUCING   NONPRODUCING   UNDEVELOPED    PROVED
                                      ---------   ------------   -----------   -------
Future Gross Revenue, M$                33,475       19,130        118,181     170,786
Production and Ad Valorem Taxes, M$      3,283        1,863         11,608      16,754
Operating Expenses, M$                   8,542        3,711         19,897      32,150
Capital Costs, M$                        1,240          636         29,775      31,651
Future Net Revenue*, M$                 20,410       12,919         56,901      90,230
Present Worth at 10 Percent*, M$        12,321        7,677         20,320      40,318

* Future income taxes have not been taken into account in the preparation of these estimates.

               Timing of capital expenditures and the resulting development of production were based on a development plan provided by Carrizo.

               The appendix bound with this report includes (i) summary projections of proved reserves and revenue by reserves classification, (ii) tabulations of proved reserves and revenue by area, reserves classification, and lease, (iii) projections of proved reserves and revenue by area, reserves classification, and lease, and (iv) plots of historical production and future rates of production for proved developed producing properties.

               In our opinion, the information relating to estimated proved reserves, estimated future net revenue from proved reserves, and present worth of estimated future net revenue from proved reserves of condensate, and natural gas contained in this report has been prepared in accordance with Paragraphs 10-13, 15, and 30(a)-(b) of Statement of Financial Accounting Standards No. 69 (November 1982) of the FASB and Rules 4-10(a) (1)-(13) of Regulation S-X and Rule 302(b) of Regulation S-K of the SEC; provided, however, (i) certain estimated data have not been provided with respect to changes in reserves information and (ii) future income tax expenses have not been taken into account in estimating the future net revenue and present worth values set forth herein.

               To the extent the above-enumerated rules, regulations, and statements require determinations of an accounting or legal nature or information beyond the scope of our report, we are necessarily unable to express an opinion as to whether the above-described information is in accordance therewith or sufficient therefor.
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DeGolyer and MacNaughton

SUMMARY AND CONCLUSIONS

               Carrizo owns working interests in certain properties located in the Barnett Shale play of North Texas. The estimated net proved reserves, as of December 31, 2004, of the properties appraised are summarized as follows, expressed in thousands of barrels (Mbbl) or millions of cubic feet (MMcf).

                                 NET RESERVES
                            ----------------------
                            CONDENSATE   SALES GAS
                              (MBBL)       (MMCF)
                            ----------   ---------
Proved
   Developed Producing            5         6,305
   Developed Nonproducing        13         3,342
   Undeveloped                    2        21,933
                                ---        ------
TOTAL PROVED                     20        31,580

               Estimated revenue and costs attributable to Carrizo's interests in the proved reserves, as of December 31, 2004, of the properties appraised under the aforementioned assumptions concerning future prices and costs are summarized as follows:

                                                           PROVED
                                      ------------------------------------------------
                                      DEVELOPED     DEVELOPED                   TOTAL
                                      PRODUCING   NONPRODUCING   UNDEVELOPED    PROVED
                                      ---------   ------------   -----------   -------
Future Gross Revenue, M$                33,475       19,130        118,181     170,786
Production and Ad Valorem Taxes, M$      3,283        1,863         11,608      16,754
Operating Expenses, M$                   8,542        3,711         19,897      32,150
Capital Costs, M$                        1,240          636         29,775      31,651
Future Net Revenue*, M$                 20,410       12,919         56,901      90,230
Present Worth at 10 Percent*, M$        12,321        7,677         20,320      40,318

* Future income taxes have not been taken into account in the preparation of these estimates.